CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE - FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP
REPORTS FIRST QUARTER 2017 RESULTS

Cranbury NJ - April 24, 2017 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $1.9 million and diluted earnings per share of $0.23 for the three months ended March 31, 2017.

FIRST QUARTER 2017 HIGHLIGHTS

•	Book value per share and tangible book value per share were $13.28 and $11.69, respectively, at March 31, 2017.

•	Net interest income was $8.6 million and the net interest margin was 3.83% on a tax equivalent basis.

•	Non-interest income increased $807,000 to $2.4 million driven primarily by an increase in the volume of residential mortgages sold.

•	The Bank recorded a provision for loan losses of $150,000 and net charge-offs were $94,000.

•
Commercial business, commercial real estate and construction loans totaled $467 million at March 31, 2017 and increased $64 million compared to the total at March 31, 2016 and increased $29 million compared to the total at December 31, 2016.

•	Non-performing assets were $7.9 million, or 0.78% of assets, and included $431,000 of OREO at March 31, 2017.

•
On March 17, 2017, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.05 per common share that will be paid on April 25, 2017 to shareholders of record as of April 3, 2017.

Robert F. Mangano, President and Chief Executive Officer, stated “Our first quarter of 2017 financial results reflected several important operating fundamentals. We have good momentum in our lending operations as we generated growth in our commercial business, commercial real estate and construction loan portfolio segments. Our new residential lending team contributed to a significant increase in non-interest income in the first quarter through the sale of $38 million of mortgages.” Mr. Mangano added, “We are beginning to see a positive effect of the increase in short-term interest rates through increasing yields on our variable rate commercial business, SBA, construction and consumer loans.”

Discussion of Financial Results
Net income was $1.9 million, or $0.23 per diluted share, for the first quarter of 2017 compared to $2.2 million, or $0.27 per diluted share, for the first quarter of 2016. Growth of loans and deposits generated a $139,000 increase in net interest income and higher residential lending activity produced $25 million of closed loans and $38 million of loan sales, which generated a net increase in gains on sales of loans of $686,000 and contributed to the $807,000 increase in non-interest income for the first quarter of 2017 compared to the first quarter of 2016. The combined increase in revenue was offset by a $150,000 provision for loan losses in the first quarter of 2017 compared to a $200,000 credit (negative) provision for loan losses in the first quarter of 2016 and a $1.1 million increase in non-interest expenses for the first quarter of 2017 compared to the first quarter of 2016. As a result, net income declined $273,000, or 12.3%, from $2.2 million in the first quarter of 2016 to $1.9 million in the first quarter of 2017.

Net interest income was $8.6 million for the quarter ended March 31, 2017 and increased $139,000 compared to net interest income of $8.5 million for the first quarter of 2016. Total interest income was $9.9 million for the three months ended March 31, 2017 compared to $9.7 million for the three months ended March 31, 2016 and increased primarily due to a net increase of $31.8 million in average loans, reflecting growth primarily of commercial real estate and construction loans, which was partially offset by declines in the average balances of mortgage warehouse and commercial business loans. Average interest-earning assets were $941.8 million with a yield of 4.38% for the first quarter of 2017 compared to $895.5 million with a yield of 4.46% for the first quarter of 2016. The lower yield on average interest-earning assets for the first quarter of 2017 reflected primarily the lower yield earned on commercial real estate loans and investments. The yield on commercial real estate loans and investments declined due to the continued low interest rate environment as new commercial real estate loans were originated and investment securities were purchased at yields lower than the average yield on commercial real estate loans and investments, respectively, in the prior year period. The 75 basis point increase in the Federal Reserve’s targeted federal funds rate and the corresponding increase in the prime rate since December of 2015 have had a positive effect on the yields of construction, commercial business, SBA, home equity and other loans with variable interest rate terms in the first quarter of 2017.
Interest expense on average interest bearing-liabilities was $1.3 million, with an interest cost of 0.73%, for the first quarter of 2017 compared to $1.2 million, with an interest cost of 0.69%, for the first quarter of 2016. The $104,000 increase in interest expense on interest-bearing liabilities for the first quarter of 2017 reflected primarily higher short-term market interest rates in the first quarter of 2017 compared to the first quarter of 2016.
The net interest margin declined to 3.83% for the first quarter of 2017 compared to 3.92% for the first quarter of 2016 due primarily to the lower yield on average interest-earning assets and the higher cost of average interest-bearing liabilities.
The Company recorded a provision for loan losses in the amount of $150,000 for the first quarter of 2017 compared to a negative (credit) provision for loan losses of $200,000 for the first quarter of 2016. A provision for loan losses of $150,000 was recorded for the first quarter of 2017 due primarily to the increase in loans. At March 31, 2017, total loans were $676.4 million and the allowance for loan losses was $7.6 million, or 1.12% of total loans, compared to total loans of $659.0 million and an allowance for loan losses of $7.3 million, or 1.11% of total loans, at March 31, 2016. Management believes that the current economic and operating conditions are generally positive, which also were considered in management's evaluation of the adequacy of the allowance for loan losses.
Non-interest income was $2.4 million for the first quarter of 2017, an increase of $807,000, compared to $1.6 million for the first quarter of 2016. This increase was due primarily to an increase of $686,000 in gains on sales of loans and an increase of $178,000 in other income in the first quarter of 2017 compared to the first quarter of 2016. In the first quarter of 2017, $3.9 million of SBA loans were sold and gains of $335,000 were recorded compared to $5.3 million of SBA loans sold and gains of $482,000 recorded in the first quarter of 2016. SBA guaranteed commercial lending activity and loan sales vary from period to period. In the first quarter of 2017, $38.4 million of residential mortgages were sold and $1.2 million of gains were recorded compared to $24.0 million of residential mortgage loans sold and $421,000 of gains recorded in the first quarter of 2016. The increase in residential mortgage loans closed and sold was due primarily to higher residential mortgage lending activity as the result of a new residential mortgage lending team joining the Bank in August 2016.

The increase in other income was due primarily to the sale of $2.1 million of investment securities, which generated a gain of $106,000 for the first quarter of 2017. There were no sales of investment securities in the first quarter of 2016. Other income also included a $40,000 fee related to a loan participation with another bank. Service charge income decreased $43,000 to $154,000 for the first quarter of 2017 from $197,000 for the first quarter of 2016 due primarily to lower fees for insufficient funds.
Non-interest expenses were $8.1 million for the first quarter of 2017, an increase of $1.1 million, or 15.1%, compared to $7.0 million for the first quarter of 2016. Salaries and employee benefits expense increased $607,000, or 14.1%, in 2017 due primarily to an increase of $221,000 in commissions paid to residential loan officers, $334,000 of salaries for additional commercial loan, business development and residential mortgage personnel, merit increases and increases in employee benefits expenses. Full time equivalent employees (“FTE”) increased by 21 to 194 FTE in the first quarter of 2017 from 173 FTE in the first quarter of 2016. Commission expense increased due to the higher volume of residential mortgages originated and sold in the first quarter of 2017 compared to the first quarter of 2016. Occupancy costs increased $47,000, or 5.4%, due primarily to the occupancy costs of four residential mortgage loan offices added in the third quarter of 2016. Data processing expenses of $318,000 were relatively unchanged for the first quarter of 2017 compared to $313,000 for the first quarter of 2016. FDIC insurance expense declined $38,000, or 32.2%, due to a lower assessment rate that reflected the Bank’s improvement in asset quality and financial performance and lower assessment rates for community banks. OREO expense declined due to the lower level of OREO assets in the first quarter of 2017. Other operating expenses increased $469,000 due primarily to a decrease of $334,000 in deferred loan origination costs compared to the first quarter of 2016. In the first quarter of 2017, management implemented a refined methodology utilized to estimate loan origination costs, which, in combination with a lower level of loan origination activity, resulted in a lower amount of deferred costs.The implementation of the refined methodology is not projected to have a significant impact in subsequent periods. Increases of $87,000 in consulting expense and $39,000 in internal and external professional audit fees also contributed to the increase in other operating expenses for the first quarter of 2017 compared to the first quarter of 2016.
Income tax expense was $852,000 for the first quarter of 2017, resulting in an effective tax rate of 30.4% compared to income tax expense of $1.0 million, which resulted in an effective tax rate of 32.0% for the first quarter of 2016. Income tax expense decreased primarily due to the decrease in pre-tax income. The effective tax rate decreased due to the higher percentage of the net amount of tax-exempt interest income and income on Bank-owned life insurance as compared to pre-tax income.
At March 31, 2017, the allowance for loan losses was $7.6 million compared to $7.5 million at December 31, 2016. As a percentage of total loans, the allowance was 1.12% at March 31, 2017 compared to 1.03% at December 31, 2016. The increase in the allowance for loan losses as a percentage of loans was due primarily to a $414,000 increase in the specific reserve component of the allowance for loan losses at March 31, 2017 compared to December 31, 2016.
Total assets decreased $28.3 million to $1.01 billion at March 31, 2017 from $1.04 billion at December 31, 2016 due primarily to a $48.4 million decrease in total loans and a decrease of $11.5 million in loans held for sale, which were partially offset by an increase of $33.0 million in cash and due from banks. The reduction in assets and the $34.3 million increase in deposits resulted in a $63.1 million decrease in short-term FHLB borrowings. The $1.8 million increase in shareholders’ equity also contributed to the decrease in FHLB borrowings. Total portfolio loans at March 31, 2017 were $676.4 million compared to $724.8 million at December 31, 2016. The decrease in loans was due primarily to a decrease of $73.6 million in mortgage warehouse loans, which was partially offset by a $16.0 million increase in commercial real estate loans, an $11.7 million increase in construction loans and a $1.5 million increase in commercial business loans. The decline in mortgage warehouse loans reflects the seasonal nature of residential lending in the Bank’s markets, with generally lower home purchase activity during the winter months as compared to other periods during the year. Higher mortgage interest rates in the later part of the fourth quarter of 2016 and the first quarter of 2017 also reduced the volume of residential mortgage loan refinancing activity compared to the first quarter of 2016.

Total deposits at March 31, 2017 were $868.8 million compared to $834.5 million at December 31, 2016, primarily reflecting the growth in core deposits. Interest-bearing demand deposits increased $28.0 million, non interest-bearing demand deposits increased $13.4 million and savings deposits increased $4.9 million, which were partially offset by a decrease of $12.0 million in time deposits.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s common equity Tier 1 to risk based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 10.81%, 13.73%, 12.87% and 11.46%, respectively, at March 31, 2017. The Bank’s CET1, total risk-based capital, Tier 1 capital and leverage ratios were 12.58%, 13.44%, 12.58% and 11.20%, respectively, at March 31, 2017. The Company and the Bank are considered “well capitalized” under these capital standards.
Asset Quality

Non-accrual loans were $7.4 million at March 31, 2017 compared to $5.2 million at December 31, 2016. During the first quarter of 2017, $1.8 million of non-performing loans were resolved, including a residential mortgage that was foreclosed and transferred to OREO, which resulted in a charge-off of $101,000, and $4.0 million of loans were placed on non-accrual. In the first quarter of 2017, the Bank was notified that a shared national credit syndicated loan in which it was a participant in a $4.3 million facility had further deteriorated. As of the date of notification, the Bank downgraded the loan, which had a balance of $4.0 million, and placed it on non-accrual.

Net loan charge-offs were $94,000 for the first quarter of 2017. The allowance for loan losses was 102% of non-performing loans at March 31, 2017 compared to 144% of non-performing loans at December 31, 2016.

Overall, management observed generally stable trends in loan quality, with non-performing loans to total loans of 1.1% and non-performing assets to total assets of 0.78% at March 31, 2017 compared to non-performing loans to total loans of 0.72% and non-performing assets to total assets of 0.52% at December 31, 2016.

OREO at March 31, 2017 increased to $431,000 from $166,000 at December 31, 2016 due to the foreclosure of one residential property in the first quarter of 2017.

About 1ST Constitution Bancorp
1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 18 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, Princeton, Rumson, Fair Haven, Shrewsbury, Little Silver and Asbury Park, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.
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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Per Common Share Data:
Earnings per common share - Basic	$0.24	$0.28
Earnings per common share - Diluted	0.23	0.27
Tangible book value per common share at the period-end	11.69	10.76
Book value per common share at the period-end	13.28	12.42
Average common shares outstanding:
Basic	8,026,037	7,939,366
Diluted	8,304,589	8,136,708
Performance Ratios / Data:
Return on average assets	0.79%	0.94%
Return on average equity	7.54%	9.29%
Net interest income (tax-equivalent basis) [1]	$8,912	$8,759
Net interest margin (tax-equivalent basis) [2]	3.83%	3.92%
Efficiency ratio [3]	71.6%	67.9%

	March 31,	December 31,
	2017	2016
Loan Portfolio Composition:
Commercial Business	$101,192	$99,650
Commercial Real Estate	258,404	242,393
Construction Loans	107,722	96,035
Mortgage Warehouse Lines	142,666	216,259
Residential Real Estate	41,608	44,791
Loans to Individuals	23,567	23,736
Other Loans	177	207
Gross Loans	675,336	723,071
Deferred Costs (net)	1,075	1,737
Total Loans (net)	$676,411	$724,808

Asset Quality Data:
Loans past due over 90 days and still accruing	46	24
Non-accrual loans	7,373	5,174
OREO property	431	166
Other repossessed assets	—	—
Total non-performing assets	$7,850	$5,364

Net (charge-offs) recoveries	$(94)	$234
Allowance for loan losses to total loans	1.12%	1.03%
Non-performing loans to total loans	1.10%	0.72%
Non-performing assets to total assets	0.78%	0.52%

Capital Ratios:
1ST Constitution Bancorp
Common equity to risk weighted assets ("CET 1")	10.81%	10.40%
Total capital to risk weighted assets	13.73%	13.24%
Tier 1 capital to risk weighted assets	12.87%	12.41%
Tier 1 capital to average assets (leverage ratio)	11.46%	10.93%
1ST Constitution Bank
Common equity to risk weighted assets ("CET 1")	12.58%	12.13%
Total capital to risk weighted assets	13.44%	12.96%
Tier 1 capital to risk weighted assets	12.58%	12.13%
Tier 1 capital to average assets (leverage ratio)	11.20%	10.68%

1The tax equivalent adjustment was $264 and $250 for the three months ended March 31, 2017 and March 31, 2016, respectively.
2Represents net interest income on a taxable equivalent basis as a percent of average interest-earning assets.
3Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Cash and Due From Banks	$47,914	$14,886
Federal Funds Sold/Short Term Investments	—	—
Total cash and cash equivalents	47,914	14,886
Investment Securities:
Available for sale, at fair value	105,565	103,794
Held to maturity (fair value of $127,845 and $128,559 at March 31, 2017 and December 31, 2016, respectively)	125,940	126,810
Total investment securities	231,505	230,604

Loans Held for Sale	3,360	14,829
Loans	676,411	724,808
Less- Allowance for loan losses	(7,550)	(7,494)
Net loans	668,861	717,314

Premises and Equipment, net	10,634	10,673
Accrued Interest Receivable	2,789	3,095
Bank-Owned Life Insurance	22,314	22,184
Other Real Estate Owned	431	166
Goodwill and Intangible Assets	12,792	12,880
Other Assets	9,264	11,582
Total assets	$1,009,864	$1,038,213
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits
Non-interest bearing	$184,210	$170,854
Interest bearing	684,610	663,662
Total deposits	868,820	834,516

Borrowings	10,000	73,050
Redeemable Subordinated Debentures	18,557	18,557
Accrued Interest Payable	832	866
Accrued Expenses and Other Liabilities	5,020	6,423
Total liabilities	903,229	933,412

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value; 5,000,000 shares authorized, none issued	—	—
Common Stock, no par value; 30,000,000 shares authorized; 8,060,640 and 8,027,087 shares issued and 8,027,342 and 7,993,789 shares outstanding as of March 31, 2017 and December 31, 2016, respectively	71,930	71,695
Retained earnings	35,622	34,074
Treasury Stock, 33,298 at March 31, 2017 and December 31, 2016, respectively	(368)	(368)
Accumulated other comprehensive loss	(549)	(600)
Total shareholders’ equity	106,635	104,801
Total liabilities and shareholders’ equity	$1,009,864	$1,038,213

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
INTEREST INCOME:
Loans, including fees	$8,497	$8,308
Securities:
Taxable	815	817
Tax-exempt	553	520
Federal funds sold and short-term investments	72	49
Total interest income	9,937	9,694
INTEREST EXPENSE:
Deposits	1,043	950
Borrowings	127	136
Redeemable subordinated debentures	119	99
Total interest expense	1,289	1,185
Net interest income	8,648	8,509
PROVISION (CREDIT) FOR LOAN LOSSES	150	(200)
Net interest income after provision (credit) for loan losses	8,498	8,709
NON-INTEREST INCOME:
Service charges on deposit accounts	154	197
Gain on sales of loans	1,589	903
Income on Bank-owned life insurance	130	144
Other income	528	350
Total non-interest income	2,401	1,594
NON-INTEREST EXPENSES:
Salaries and employee benefits	4,923	4,316
Occupancy expense	919	872
Data processing expenses	318	313
FDIC insurance expense	80	118
Other real estate owned expenses	4	29
Other operating expenses	1,854	1,385
Total non-interest expenses	8,098	7,033

Income before income taxes	2,801	3,270
INCOME TAXES	852	1,048
Net Income	$1,949	$2,222

NET INCOME PER COMMON SHARE
Basic	$0.24	$0.28
Diluted	$0.23	$0.27
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	8,026,037	7,939,366
Diluted	8,304,589	8,136,708

1ST Constitution Bancorp
Net Interest Margin Analysis
(Dollars in thousands)
(Unaudited)
	Three months ended March 31, 2017			Three months ended March 31, 2016
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Federal Funds Sold/Short-Term Investments	$40,048	$72	0.73%	$42,564	$49	0.46%
Investment Securities:
Taxable	137,795	815	2.37%	135,212	817	2.42%
Tax-exempt (4)	94,635	817	3.45%	80,661	770	3.82%
Total	232,430	1,632	2.81%	215,873	1,587	2.94%
Loan Portfolio: (1)
Construction	99,221	1,442	5.81%	92,288	1,353	5.79%
Residential real estate	42,700	455	4.27%	39,041	409	4.19%
Home Equity	22,439	266	4.82%	23,183	239	4.15%
Commercial real estate	250,441	3,167	5.06%	204,509	3,048	5.90%
Commercial business	72,542	1,041	5.74%	83,917	1,083	5.10%
SBA Loans	22,498	387	6.98%	20,983	323	6.18%
Mortgage warehouse lines	151,937	1,637	4.37%	165,272	1,788	4.35%
Loans Held for Sale	5,224	89	6.80%	6,301	51	3.27%
All Other Loans	2,288	13	2.22%	2,002	14	2.72%
Total	669,290	8,497	5.15%	637,496	8,308	5.24%
Total Interest-Earning Assets	941,768	$10,201	4.38%	895,933	$9,944	4.46%
Allowance for Loan Losses	(7,549)			(7,618)
Cash and Due From Bank	5,354			5,175
Other Assets	58,203			58,976
Total Assets	$997,776			$952,466

Liabilities and Shareholders’ Equity:
Money Market and NOW Accounts	$320,575	$317	0.40%	$296,717	$269	0.36%
Savings Accounts	211,936	322	0.62%	203,328	270	0.53%
Certificates of Deposit	142,481	404	1.15%	143,702	411	1.15%
Other Borrowed Funds	21,517	127	2.39%	27,080	136	2.02%
Trust Preferred Securities	18,557	119	2.57%	18,557	99	2.14%
Total Interest-Bearing Liabilities	715,066	$1,289	0.73%	689,384	$1,185	0.69%
Net Interest Spread (2)			3.65%			3.77%
Demand Deposits	170,031			157,790
Other Liabilities	7,127			8,134
Total Liabilities	892,224			855,308

Shareholders’ Equity	105,552			97,158
Total Liabilities and Shareholders’ Equity	$997,776			$952,466
Net Interest Margin (3)		$8,912	3.83%		$8,759	3.92%

(1)
Loan origination fees are considered an adjustment to interest income.  For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.

(2)	The net interest rate spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest-earning assets.

(4)	Tax-equivalent basis.